Exhibit 5.1 (which includes Exhibit 23.1)

February 12, 2021

Trinity Biotech plc
IDA Business Park
Bray
Co. Wicklow
Ireland

FORM S-8 REGISTRATION STATEMENT TRINITY BIOTECH PLC

Dear Sirs

1.	Capacity and Basis

We have acted as Irish counsel to Trinity Biotech plc (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), on or around the date hereof covering (i) 5,000,000 "A" Ordinary Shares, with a nominal value of $0.0109 per share, represented by 1,250,000 American Depositary Shares in the Company (the "2020 Plan Shares") issuable under the Company’s Employee Share Option Plan 2020 (the "2020 Plan") and (ii) 6,000,000 "A" Ordinary Shares, with a nominal value of $0.0109 per share, represented by 1,500,000 American Depositary Shares in the Company (the "2017 Plan Shares" and, together with the 2020 Plan Shares, the "Shares" and each a "Share") issuable under the Company’s Employee Share Option Plan 2017 (the "2017 Plan" and, together with the 2020 Plan, the "Plans").

No opinion is expressed in this Opinion Letter with regard to any matter governed by the laws of any jurisdiction other than Ireland. Nor is any opinion expressed with respect to taxation matters.

This Opinion Letter is issued for the purposes of the Registration Statement and is based on the assumptions and subject to the reservations and qualifications set out below.

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed and relied upon each of the following documents (each a "Document" and collectively, the "Documents"):

2.1	a certificate from John Gillard, the secretary of the Company, dated the same date as this Opinion Letter as to certain matters to be relied on by us (the “Company Certificate");

2.2	copies of the Plans;

2.3
the report of searches made against the Company by Brady & Co., independent law searchers, on our behalf on the date hereof in the Companies Registration Office of Ireland in Dublin and the Central Office of the High Court, Dublin (together, the "Searches");

2.4	a copy of the constitution of the Company (the "Constitution");

2.5
a copy of the minutes of the annual general meeting of shareholders of the Company held on 23 October 2020 at which, inter alia, resolutions of the shareholders of the Company were passed approving the 2020 Plan (the "2020 AGM Minutes");

2.6
a copy of the minutes of the annual general meeting of shareholders of the Company held on 9 June 2017 at which, inter alia, resolutions of the shareholders of the Company were passed approving the 2017 Plan (the "2017 AGM Minutes" and, together with the 2020 AGM Minutes, the "AGM Minutes"); and

2.7	a copy of the Registration Statement.

3.	Opinions

Based only on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we express the following opinion:

if:

3.1	an option (the "Option") is granted to an employee, director or consultant (a "Participant") pursuant to either of the Plans at an option price not less than $0.0109 per Share (the "Option Price");

3.2	that Participant validly exercises the Option and pays the agreed Option Price in full at a time when the Company has sufficient authorised but unissued share capital available for issue;

3.3	the Company has the necessary authorities under sections 1021 and 1023 of the Irish Companies Act 2014 (the "Companies Act"), as more particularly described in Clause 5.2 of this Opinion Letter; and

3.4	the Board pursuant to either Plan resolves to issue Shares to that Participant,

the Shares so issued will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors) securities of the Company.

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

4.1
that the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto and that each Document furnished to us in unsigned or unexecuted form will be duly signed or executed (as the case may be) in substantially the same form as that reviewed by us for the purposes of this Opinion Letter;

4.2	the authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents;

4.3
that the Company Certificate fully and accurately states the position as to the matters of fact and opinion referred to therein and that the position as stated therein in relation to any factual matter or opinion pertains as of the date hereof;

4.4
that the copies produced to us of the AGM Minutes are true copies and correctly record the proceedings at such meetings and the resolutions approved thereat; that such meetings were quorate and duly convened and held, that all resolutions set out in such copies were duly passed and that no further resolutions of the shareholders of the Company, the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof.

4.5	that it is and was in the interests of (and will (or did) commercially benefit) the Company to file the Registration Statement, enter into the Plans and grant Options;

4.6
that the Company is not and was not, at the date of execution or signature, or the effective date of, the Registration Statement and/or the grant of an Option, and will not, as a result of the transactions contemplated by the Registration Statement, the Plans or an Option, become insolvent or unable to pay its debts, or be deemed to be so under any applicable statutory provision, regulation or law;

4.7
that, in so far as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the rights or obligations expressed in the Plans or on the grant of an Option or the transactions contemplated by the Plans and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that the Company requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to all or any of such matters, that it has obtained each such authorisation, consent or approval and has complied, and will continue to comply, with any conditions attaching thereto;

4.8
that there are no agreements or arrangements in existence or contemplated between the parties (or any of them) to the Plans which in any way amend, add to or vary the terms or conditions of the Plans or the respective rights and interests of the parties contemplated thereby;

4.9	that there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

4.10
that the Company has not been induced by fraud, misrepresentation, coercion, duress, undue influence or by any similar circumstance to file the Registration Statement or enter into the Plans or grant any Option thereunder;

4.11
that any Options granted pursuant to the Plans will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue and that where Shares are issued under the Plans without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by section 1027(1) of the Companies Act (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Companies Act or issued for consideration as set out in section 1028(2) of the Companies Act);

4.12
that the Registration Statement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issuance of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms;

4.13
that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined and that the Registration Statement and amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

4.14
that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the Plans or any Option thereunder;

4.14.1	have been made, done or obtained, as the case may be; and

4.14.2	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period); and

4.15
that there is nothing under any law (other than the laws of Ireland), which would or might affect the opinions herein appearing and that none of the opinions expressed in this letter will be affected by the laws (including the public policy) of any jurisdiction outside Ireland.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

5.1
the opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable laws of Ireland with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland;

5.2
that the records held by the Companies Registration Office and/or the High Court may not necessarily be up to date or relevant filings may not have been made and, as a consequence, this may affect the results or accuracy of any searches in those offices;

5.3
generally if an Irish company such as the Company is to issue shares, it must be first authorised by its shareholders pursuant to section 1021 of the Companies Act. Further the Company must generally issue those shares on a pre-emptive basis to existing shareholders pursuant to section 1022 of the Companies Act, unless specifically authorised by the shareholders to do otherwise. Authority for this purpose is usually considered and granted at the Company’s AGM. The rules in sections 1021 and 1022 of the Companies Act do not apply to the issue of shares (and the grant of options) pursuant to an employee share scheme to employees or former employees of the Company or its group. The Plans however provide that Options may be granted to non-executive directors or consultants. To the extent that the Company grants Options to such persons, it will need at the relevant time to have authority under sections 1021 and 1023 of the Companies Act to do so. As these authorities are time limited (5 years maximum) as a matter of law, they will need to be renewed from time to time (and at least at their expiry) for the duration of the Plans. It is assumed that the Company has, at the relevant time, the necessary authorities under sections 1021 and 1023 of the Companies Act to grant Options to such persons.

5.4
any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained;

5.5
an Irish Court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an Irish court or where the court has itself made an order for costs;

5.6	the effectiveness of any provision in the Plans or Option purporting to exculpate a party from a liability, obligation or duty otherwise owed is limited by Irish law;

5.7	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere;

5.8
the Plans or an Option thereunder may not be valid or enforceable under Irish law to the extent that any obligation thereunder is unenforceable on account of illegality, misrepresentation or fraud or is overridden by considerations of public policy; and

5.9
we have not verified or been responsible for verifying the accuracy of the Registration Statement (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted therefrom.

6.	General

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. We also hereby consent to the reference to our Firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act. This Opinion Letter is intended solely for use in connection with the registration of the Shares with the SEC subject to the Registration Statement and is not to be relied upon for any other purpose.

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully, /s/ William Fry
WILLIAM FRY Solicitors